Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference therein in the Registration Statement and related prospectus of Sabra Health Care REIT, Inc. of our report dated February 19, 2014 with respect to the consolidated financial statements of Holiday AL Holdings LP as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011, included in the Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 29, 2014

/s/ Ernst & Young LLP

Chicago, Illinois

September 29, 2014